Exhibit 10.20

Facility Lease Supplemental Agreement

Lessor (hereafter referred to as “Party A”): Fujian JiaJia Food Co., Ltd.

Lessee (hereafter referred to as “Party B”): Fujian Grand Farm Foods Development Co., Ltd.

Whereas, pursuant to the Facility Lease Agreement entered into by Party A and Party B on June 15, 2009 (hereinafter the “Agreement”), Party B has completed renovation and equipment installation within the timeframe set forth in the Agreement, and in order to sufficiently protect the rights and benefits of Party B, the parties, upon mutual consultation, hereby supplement the Agreement as follows:

I.
Section II (2) of the Agreement provides that “The lease term shall be 10 years, from January 1, 2011 to December 31, 2010.” It is hereby amended as “The lease term shall be 18 years, from January 1, 2011 to December 31, 2028.”

II.
Section XII (1) of the Agreement provides that “During the lease term, if either party terminates the lease before the expiration date, the terminating party shall pay the other party compensation equal to three months of rent.” It is hereby amended as “During the lease term, if Party A terminates the lease before the expiration date, Party A shall pay Party B compensation of RMB 20 million. During the lease term, if Party B terminates the lease before the expiration date, Party B shall pay Party A compensation equal to three months of rent.”

III.	All other terms and conditions of the Agreement shall remain unchanged.

Lessor: Fujian JiaJia Food Co., Ltd. [seal]

Lessee: Fujian Grand Farm Foods Development Co., Ltd. [seal]

December 8, 2010